As filed with the Securities and Exchange Commission on October 7, 2016

Registration No. 333-185336

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _______________________

 Post-Effective Amendment No. 7

to

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

____________________________

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

(Exact name of registrant as specified in its governing instruments)

 ______________________

2909 Hillcroft, Suite 420, Houston, Texas 77057

(713) 467-2222

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

________________________

Allen R. Hartman, President

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

2909 Hillcroft, Suite 420, Houston, Texas 77057

 (713) 467-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosemarie A. Thurston
Dan Hill	Aaron C. Hendricson
D.H. Hill Securities LLLP	Alston & Bird LLP
1543 Green Oak Place, Suite 100	1201 West Peachtree Street
Kingwood, Texas 77339	Atlanta, Georgia 30309
(832) 644-1852	(404) 881-7000

______________________

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof.

______________________

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

 If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

 Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer   [  ]

Accelerated filer   [  ]

Non-accelerated filer   [  ]

Smaller reporting company   [x]

(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (Registration No. 333-185336) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Hartman Short Term Income Properties XX, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-185336) declared effective July 16, 2013 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 7 to the Registration Statement to deregister all shares of its common stock that remain unsold under the Registration Statement. Pursuant to the Registration Statement, the Company registered a total of 22,000,000 shares of common stock for sale, comprised of 20,000,000 shares to be offered in the Company’s primary public offering and 2,000,000 shares to be offered pursuant to the Company’s distribution reinvestment plan (the “DRIP”).

Effective March 31 2016, the Company terminated the offer and sale of shares of its common stock to the public in the primary public offering pursuant to the Registration Statement, but continued to sell shares under the DRIP pursuant to the Registration Statement. Effective July 16, 2016, as required by the rules promulgated under the Securities Act of 1933, as amended, the Company terminated the offer and sale of shares of common stock under the DRIP.

As of July 31, 2016, the Company had issued a total of 18,574,461.1174 shares in its primary public offering and pursuant to the DRIP, and 3,425,538.8826 of the 22,000,000 shares of common stock originally registered for sale under the Registration Statement remained unsold.

By filing this Post-Effective Amendment No. 7 to the Registration Statement, the Company hereby deregisters the 3,425,538.8826 shares of its common stock that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 7, 2016.

Hartman Short Term Income Properties XX, Inc.

By:	/s/ Allen R. Hartman
Allen R. Hartman
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities and on October 7, 2016.

Signature	Title

/s/ Allen R. Hartman	Chief Executive Officer, President and Chairman of the Board (principal executive officer)
Allen R. Hartman

/s/ Louis T. Fox, III	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)
Louis T. Fox, III

/s/ Jack I. Tompkins	Director
Jack I. Tompkins

/s/ Richard Ruskey	Director
Richard Ruskey